SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material under §240.14a-12 Wells Fargo & Company (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check all boxes that apply): ☒ No fee required ☐ Fee paid previously with preliminary materials ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

© 2023 Wells Fargo Bank, N.A. All rights reserved. Investor Presentation Spring 2023

Executive Summary • Wells Fargo continued its investor engagement following the 2022 Annual Meeting; feedback received during these meetings helped inform the Company’s and the Board’s decision-making. • Our Board composition is the result of a thoughtful review process and intentional refreshment aimed at having a Board with the right mix of experiences, capabilities, and diverse perspectives to effectively oversee management’s execution of the Company’s strategy, including risk management. • Our top priority continues to be building an appropriate risk and control infrastructure; we continue to make progress on our efforts to resolve legacy regulatory issues and will continue to prioritize this work. • Our 2022 shareholder engagement reinforced the Human Resources Committee’s (HRC) determination not to make significant structural changes to our executive compensation program given the enhancements implemented in 2021; however, the HRC continued to enhance the disclosure of three key areas of our program in response to feedback received, as outlined on slide 7. • Our oversight and governance structures provide accountability for, and leadership over, our sustainability, social, and Diversity, Equity, and Inclusion (DE&I) efforts, as noted on slide 8. • Our Board has thoughtfully considered and responded to this year’s shareholder proposals. 2

Extensive and Board-led  We continued to expand our shareholder engagement program, engaging with investors on a broad range of topics, including our executive compensation program and other priority matters  Our independent directors, including our Board Chair and the Chair of the HRC, participated in select engagements with key investors Key topics discussed  Shareholders generally expressed support for the executive compensation program changes discussed in our 2022 CD&A (see slides 6 – 7 for more information on the program’s structure and recent enhancements)  In addition to executive compensation, other areas of interest included: • Board composition and oversight • Regulatory matters • DE&I strategy and initiatives, including our racial equity assessment • Human capital management and Company culture • ESG disclosures and practices • Financial performance and our business and strategy Our Robust Shareholder Engagement Program Our Board and management highly value these opportunities to hear directly from our shareholders. Post-2022 Annual Meeting(1) 3 24% of total outstanding shares 49% of total outstanding shares 54% of total outstanding shares Director-Led Discussions Offered Meetings Engaged in Discussions (1) Represents approximate ownership of shares outstanding as of 31-Dec-2022. Engagement Following 2022 Annual Meeting See pages 3 and 58 of our Proxy for more information on our engagement program

See pages 5 – 22 of our Proxy for more information on our nominees' experiences, skills and qualifications

Diverse, Effective and Experienced Board of Directors

The Board's composition is the result of thoughtful refreshment, which we believe includes the right mix of experiences, capabilities, and perspectives to provide effective oversight and governance of our strategy and risk management priorities.

Our Director Nominees



Steven D. Black ★

Former Co-CEO, Bregal Investments, Inc.; former Vice Chair, JPMorgan

Committees: FC*, HRC



Mark A. Chancy

Former Vice Chair and Co-COO, SunTrust Banks, Inc.

Committees: AC, FC



Celeste A. Clark, Ph.D.

Principal, Abraham Clark Consulting, LLC; former SVP, Global Public Policy and External Relations, and Chief Sustainability Officer, Kellogg Company

Committees: CRC*, GNC



Theodore F. Craver, Jr.

Former Chair, President and CEO, Edison International

Committees: AC*, FC, GNC



Richard K. Davis

Former President and CEO, Make-A-Wish America; former Executive Chair and CEO, U.S. Bancorp

Committees: RC



Wayne M. Hewett

Senior Advisor, Permira; former CEO, Klöckner Pentaplast Group

Committees: GNC*, CRC, HRC, RC



CeCelia "CeCe" G. Morken

Former CEO, Headspace

Committees: AC, CRC



Maria R. Morris

Former EVP and Head, Global Employee Benefits business, MetLife

Committees: RC*, HRC



Felicia F. Norwood

EVP and President, Government Business Division, Elevance Health, Inc.

Committees: RC



Richard B. Payne, Jr.

Former Vice Chair, Wholesale Banking, U.S. Bancorp; former Vice Chair, Corporate Banking, U.S. Bancorp

Committees: RC



Ronald L. Sargent

Former CEO and Chair, Staples, Inc.

Committees: HRC*, AC, GNC



Charles W. Scharf

CEO and President, Wells Fargo

Committees: None



Suzanne M. Vautrinot

President, Kilovolt Consulting, Inc.; Major General and Commander, U.S. Air Force (retired)

Committees: CRC, RC

AC	Audit Committee
CRC	Corporate Responsibility Committee
FC	Finance Committee
GNC	Governance and Nominating Committee
HRC	Human Resources Committee
RC	Risk Committee
*	Committee Chair
★	Independent Chair

92%	100%	62%	23%	38%	50%	4
risk management experience	strategic planning, business development & operations experience	financial services experience	racially/ethnically diverse director nominees	women director nominees	Board committee chairs are gender and/or racially/ethnically diverse	average years of tenure of independent nominees

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Ongoing Focus on Risk Management Oversight Our top priority is to strengthen our Company by building an appropriate risk and control infrastructure. While we have achieved some milestones, we have work to do, and we remain focused on our risk and control work. 5 • The Board oversees risk management directly and through its Committees – each is responsible for risks within its purview • The Risk Committee has primary responsibility for overseeing all risks and the risk management framework, including by approving the risk management framework and overseeing its implementation, overseeing the Company’s risk appetite and profile, and defining the risk roles and responsibilities of our three lines of defense • In addition to the risk oversight structure at the parent level, the board of directors of the Company’s principal banking subsidiary, Wells Fargo Bank N.A., has established the Regulatory Compliance Oversight Committee (RCOC). The RCOC oversees compliance with certain regulatory consent orders and other enforcement actions • We have established management governance committees that support management in carrying out its risk management responsibilities Spotlight on Progress in 2022  Broad-reaching settlement with the Consumer Financial Protection Bureau (CFPB); in addition, the CFPB clarified how and when a 2018 consent order would terminate (December 2022)  Termination of an August 2016 CFPB consent order related to student loan servicing (December 2022)  Termination of a June 2015 Office of the Comptroller of the Currency consent order relating to add-on products (January 2022)  Announced plans to reduce the size of our mortgage servicing portfolio and exit our correspondent business See pages ii and 32 – 34 of our Proxy for more on our focus on risk and control

See pages 66 – 81 for more information on NEO performance determinations

Executive Compensation Program Overview

Our executive compensation program is designed to drive strong, risk-managed performance.

Pay for Performance	Promote Effective Risk Management	Attract and Retain Talent

Elements Tied to Shareholder Value

Total Variable Incentive[(1)]

Element	Vehicle *(% of 2022 CEO Total Direct Comp.)*	Detail	
Base Salary	**Cash** *(10%)*	• Fixed element designed to attract and retain top talent	
Annual Cash Incentive	**Cash** *(22%)*	• Rewards results and differentiates individual performance	Size of award determined by **Company** and **Individual performance** evaluation
Long-Term Equity	**Performance Share Awards (PSAs)** *(44%)*	• 3-year performance cliff vesting • Payout based on relative and absolute ROTCE and a TSR modifier	
	Restricted Stock Rights (RSRs) *(24%)*	• Vest one-third per year over a 3-year period	

	Company Performance: Weighting	Company Performance: Achievement		Individual Performance: Weighting	Individual Performance: Achievement		Total Performance Achievement		Target Variable Compensation		Total Variable Compensation (according to program design)		Negative Discretion Exercised by the Board**		**Final Total Variable Compensation**
CEO	65%	× 107%	+	35%	× 110%	=	108.1%	×	$24.5M	=	$26.48M	–	$4.48M	=	$22.00M

**Negative Discretion Exercised by the Board

- Decided to exercise negative discretion and recommended the Board keep the CEO's total compensation flat to last year
- Considered the remaining work to transform Wells Fargo and expressed strong confidence in the CEO's leadership in driving this process

(1) The total variable incentive compensation process for Functional NEOs weighs Company Performance at 50% and Individual Performance at 50%. The total variable incentive compensation process for Line of Business NEOs weighs Company Performance at 30%, Business Performance at 20% and Individual Performance at 50%.

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See pages 58 – 59 for the HRC's perspective on each of the three key areas of enhanced disclosure

Overview of our Responsive Compensation Changes

Shareholders broadly affirmed the structural changes to our executive compensation program and enhanced disclosure implemented in 2021. However, the HRC determined it was important to further enhance disclosure in response to shareholder feedback.

Three Key Areas of Enhanced Disclosure

1. **NEO base salary levels**
2. **Peer group selection**
3. **HRC's approach to compensation decisions**

The HRC has made significant enhancements to our executive compensation program since our 2021 Annual Meeting:

	What We Heard from Shareholders	How We Responded
Disclosure	Preference for more disclosure about the goals used to evaluate individual performance	✓ **Enhanced description of the goals** used to evaluate individual NEO performance
	Preference for more disclosure about the factors the HRC considers in assessing performance	✓ **Provided additional detail on the performance assessment process** used by the HRC
	Preference for more disclosure about the process to determine variable compensation	✓ **Enhanced the disclosure around the HRC's process for determining variable compensation,** including application of performance achievement levels
Structural	Preference for a higher proportion of performance-based long-term equity in CEO pay mix	✓ **Increased the weight of PSAs in the CEO's equity mix to 65% with the remaining 35% in RSRs** (previously, split 50% / 50%)
	Preference for inclusion of a relative measure in our PSA design	✓ **Reintroduced *relative* Return on Tangible Common Equity (ROTCE) performance** in our Performance Share Award (PSA) design, weighted at 25% (previously, 100% *absolute* ROTCE)
	Focus on setting rigorous performance criteria	✓ **Increased the target performance goal** required for three-year average *absolute* ROTCE performance to achieve target payout or above ★ **Further increased the three-year average absolute ROTCE performance** required to achieve target payout or above from 10.5% to 12.0%, for PSAs granted in 2023, for performance year 2022
	Preference for increased rigor of the TSR structure	✓ **Re-evaluated the structure and rigor of TSR in the PSA program;** payouts adjusted upward by 20% if our TSR is at or above the 75th percentile and will be reduced by 20% if our TSR is below the 25th percentile (no upward adjustment if absolute TSR is negative)

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8 Oversight of Sustainability, Social, and DE&I Priorities Robust Board oversight and senior management leadership provide accountability for, and leadership over, sustainability, social, and DE&I strategies. Human Resources Committee Oversees DE&I efforts and engages in DE&I discussions Corporate Responsibility Committee Oversees significant strategies, policies and programs on social and public responsibility matters, including environmental sustainability Our Board carries out its sustainability, social and DE&I oversight responsibilities directly and through its standing Committees C. Clark W. Hewett S. Vautrinot C. Morken S. Black W. Hewett M. Morris R. Sargent Members of our senior leadership team have specific areas of oversight Head of Diverse Segments, Representation, and Inclusion Reports to the CEO and is responsible for advancing DE&I efforts in the marketplace and the workplace Chief Sustainability Officer Leads progress towards our enterprise sustainability and climate goals, drives ESG-related engagement and reporting, and manages the Institute for Sustainable Finance Risk Committee M. Morris R. Davis F. NorwoodW. Hewett R. Payne, Jr. S. Vautrinot Oversees company-wide risk management framework and independent risk management function Head of Philanthropy and Community Impact Responsible for leading community engagement and enterprise philanthropy, including the Wells Fargo Foundation See page 4 of our Proxy for more information on oversight of sustainability, social, and DE&I Kristy Fercho appointed to the role in 2022 Robyn Luhning appointed to the role in 2022 Otis Rolley appointed to the role in 2022 Highlights DE&I Sustainability Philanthropy & Community Impact Inaugural DE&I Report First sustainable finance progress report More focused Home Lending business strategy

The Board Recommends a Vote AGAINST Each Shareholder Proposal 9 Shareholder Proposal Key Points Simple Majority Vote • Only two supermajority voting requirements apply for common stockholders; they apply in very limited circumstances, are reasonable and are designed to protect shareholder interests. – One such requirement relates to the election of local directors in connection with the acquisition of certain financial services companies. – The other such requirement is a Delaware law default requiring supermajority approval of certain transactions with interested shareholders. • Most matters submitted to our shareholders require only the support of the majority of shares present and entitled to vote. • Under our current governance standards: ‒ Directors are elected by a simple majority of the votes cast in uncontested elections; and, ‒ Amendments to our By-Laws require a majority of shares outstanding. Report on Congruency of Political Spending • Participating in the political process helps protect customers, employees, businesses, and communities and is an important part of responsible corporate citizenship. • Our existing disclosures are detailed; the requested annual report would be time-consuming and costly and would not provide additional value given existing disclosures. • Detailed – and recently enhanced – information on our public policy advocacy engagement is available on our Government Relations and Public Policy website. • We regularly review our participation model. Where we identify significant misalignment with trade associations to which we belong, we aim to share our perspective in a constructive manner. • We have been named a “Trendsetter” for six of the last seven years by the CPA-Zicklin Index of Corporate Political Disclosure and Accountability. Climate Lobbying Report • We are committed to supporting clients in their transitions to a low-carbon future, including by deploying $500 billion in sustainable finance by 2030 and taking meaningful steps to align our financing activities with net-zero GHG emissions by 2050. • We disclose information regarding our political and lobbying activities, as noted above. An additional, prescriptive annual report focused on a single issue is unnecessary given the extent of existing disclosures. • We already disclose information regarding our federal lobbying activities, our memberships in principal trade organizations, contributions to entities organized under Section 527 of the Internal Revenue Code, and contributions made by our employee-funded political action committees. See pages 105 – 106, 108, and 110 of our Proxy for our statements in opposition

The Board Recommends a Vote AGAINST Each Shareholder Proposal 10 Shareholder Proposal Key Points Climate Transition Report • We have taken meaningful steps since announcing our net- zero goal. • We published interim emissions targets for 2030 for our Oil & Gas and Power sectors and our methodology for aligning financial portfolios to the Paris Agreement goals. • We intend to augment our targets with high-level transition plans that outline categories of actions we expect to take to meet these targets. • We are monitoring evolving regulatory requirements and market practices on the public disclosure of transition plans. • Our independent work on transition plans is proceeding in general alignment with Net-Zero Banking Alliance guidelines and practical guidance from groups like the Glasgow Financial Alliance for Net Zero. Fossil Fuel Lending Policy • Achieving net-zero GHG emissions by 2050 requires concerted action—we are focused on working with clients in a broad range of sectors, including the Oil & Gas sector, to provide the financial services needed to support an orderly energy transition. • We intend to continue financing the energy needs of today while appropriately managing associated environmental and social risks and funding the development of cleaner energy sources. • We provide meaningful disclosures on this topic, as noted. • Our interim target was designed to capture substantially all emissions in the value chain, including those associated with the ultimate consumption of oil and gas produced by our clients. • The requested policy runs counter to our efforts to partner with Oil & Gas sector clients in the energy industry’s transformation. Annual Report on Prevention of Workplace Harassment and Discrimination • We have policies and programs that are comprehensive and regularly reinforced. • The proposed annual report would not provide meaningful information on our efforts to prevent workplace harassment and discrimination. • Since 2020, we do not require arbitration for sexual harassment claims; and we do not include the types of confidentiality clauses identified in the proposal in the agreements employees sign when hired. • The annual report would require a level of disclosure that is not common practice among our peers or the broader market. Policy on Freedom of Association and Collective Bargaining • We respect employees’ rights under applicable local laws related to freedom of association and collective bargaining. • Our policies do not prohibit employees from forming or joining labor organizations or collectively bargaining, nor do they prohibit employees from discussing wages, benefits, and terms of employment. • The proposed policy is unnecessary and not in the best interests of our employees or shareholders. • Employees are encouraged to raise concerns and feedback through various avenues. See pages 111 – 112, 114, 115 – 116, and 117 – 118 of our Proxy for our statements in opposition

Exhibit 1.1: Financial Performance Below we summarize the key financial results reviewed by the HRC, which together with our non-financial results informed the HRC’s assessment of Company performance as an input into the compensation outcomes for 2022. The HRC believed it was useful to consider adjustments for notable items that occurred during 2022 and 2021 to better assess the Company’s underlying financial performance for 2022, including as compared with 2021. The financial performance tables below present our reported financial results as well as our financial results adjusted for these notable items, as discussed on slides 12- 13. Version 2 Adjusted Revenue, Adjusted Noninterest Expense, Adjusted Pre-Tax Pre-Provision Profit, Adjusted Net Income, Adjusted Diluted EPS, Adjusted ROE, Adjusted ROTCE, and Adjusted Efficiency Ratio are non-GAAP financial measures. For additional information, including corresponding reconciliations to GAAP financial measures, see Notes on Non-GAAP Financial Measures on slides 12-13. ²Pre-Tax Pre-Provision Profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. ³Return on Equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity. 4ROTCE is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see Notes on Non-GAAP Financial Measures on slides 12-13. ⁵Common Equity Tier 1 (CET1) Ratio is calculated under the Standardized Approach which is our binding CET1 ratio. CET1 ratio is a regulatory calculation used by management, investors, regulators and others to assess the Company’s capital position. ⁶Efficiency Ratio is noninterest expense divided by total revenue (net interest income and noninterest income). 7Absolute and relative TSR for relevant periods based on S&P Global Market Intelligence/S&P Capital IQ Pro data using single-day methodology for both start and end points. 11

We evaluate our business based on certain ratios that utilize tangible common equity. Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, goodwill, certain identifiable intangible assets (other than mortgage servicing rights) and goodwill and other intangibles on investments in consolidated portfolio companies, net of applicable deferred taxes. One of these ratios is return on average tangible common equity (ROTCE), which represents our annualized earnings as a percentage of tangible common equity. The methodology of determining tangible common equity may differ among companies. Management believes that ROTCE is a useful financial measure because it enables management, investors, and others to assess the Company’s use of equity. For purposes of measuring performance, as provided in our Long-Term Incentive Plan (LTIP) or the applicable form of award agreement, ROTCE may be further adjusted by the Human Resources Committee, in its discretion, for the effect of (i) losses resulting from discontinued operations, (ii) the cumulative effect of significant changes in generally accepted accounting principles, and (iii) any other unusual or infrequently occurring gain or loss which is separately identified and quantified. Under the terms of Mr. Scharf’s offer letter, ROTCE for purposes of his Performance Shares is adjusted to exclude the impact of any penalties or other charges related to litigation, investigations or examinations arising out of retail sales practices of the Company or other material regulatory matters related to the conduct of the Company during periods prior to his employment. In addition, the HRC believed it was useful to consider certain notable items that occurred during 2022 and 2021 in order to better assess the Company’s underlying financial performance for 2022, including as compared with 2021. Adjusted Revenue, Adjusted Noninterest Expense, Adjusted Pre-Tax Provision Profit, Adjusted Net Income, Adjusted Diluted EPS, Adjusted ROE, Adjusted ROTCE, and Adjusted Efficiency Ratio are non-GAAP financial measures and represent our reported financial results adjusted for these notable items. We believe that these adjusted financial measures are useful because they enabled the HRC as well as management, investors, and others to better assess the Company’s underlying financial performance for 2022, particularly for the purposes of analyzing 2022 compensation decisions. 2022 Notable Items • Operating losses: litigation, regulatory, and customer remediation matters related to a variety of historical matters of $2.0 billion (pre-tax) and $3.3 billion (pre-tax) in the third and fourth quarters of 2022, respectively • Change in allowance for credit losses: decrease of $75 million, excluding the impact of net charge-offs 2021 Notable Items • Change in allowance for credit losses: decrease of $5.7 billion, excluding the impact of net charge-offs • Divestitures: revenue (including gain on sales) of $3.0 billion and expenses of $1.3 billion associated with the sales of Wells Fargo Asset Management, our Corporate Trust Services business, and our student loan portfolio The tables on slide 13 provide a reconciliation of these non-GAAP financial measures to GAAP financial measures. 12 Exhibit 1.2: Notes on Non-GAAP Financial Measures

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Thank you Forward-Looking Statements and Website References This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies. Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Investors are urged to not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For more information about factors that could cause actual results to differ materially from expectations, refer to the “Forward-Looking Statements” discussion in Wells Fargo’s press release announcing our first quarter 2023 results and in our most recent Quarterly Report on Form 10-Q, as well as to Wells Fargo’s other reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022. Website references throughout this presentation are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this presentation. We assume no liability for any third-party content contained on the referenced websites. 14